                                  EXHIBIT 21.1



                          SUBSIDIARIES OF THE COMPANY



       Name                                          State of Incorporation
       ----                                      ----------------------------
  Zeigler Coal Holding Company                   Delaware
    Phoenix Land Company                         Delaware
    Americoal Development Company                Delaware
    Fairview Land Company                        Delaware
    Franklin Coal Sales Company                  Delaware
        Franklin Coal International, Inc.        Virgin Islands
    Old Ben Coal Company                         Delaware
    Bluegrass Coal Development Company           Delaware
        Turris Coal Company                      Delaware
        Triton Coal Company                      Delaware
        R. &  F. Coal Company                    Ohio
        Bellaire Trucking Company                Delaware
        Encoal Corporation                       Delaware
        Evergreen Mining Company                 West Virginia
        Paragon Coal International, Inc.         Delaware
        East Kentucky Energy Corporation         Kentucky
        Kermit Coal Company                      West Virginia
        Heritage Mining Company                  Delaware
        Mountaineer Coal Development Company *   West Virginia
        Shipyard River Coal Terminal Company **  South Carolina
    Zenergy, Inc.                                Delaware
    EnerZ Corporation                            Delaware
    Zeigler International, Inc.                  Caymen Islands
    Zeigler Environmental Services Company       Delaware


* Does business under the following names: Marrowbone Development Company, Wolf Creek Collieries Company and Pier IX Terminal Company.

** Does business under the following names: Pike County Coal Corporation, Shipyard River Terminal Company, Clark Elkhorn Coal Company, Utility Coals Company, and Knott County Mining Company.